Adicet Reports Second Quarter 2022 Financial Results and Provides Business Updates

ADI-001 demonstrated 75% CR and ORR rate across all dose levels with favorable safety and tolerability profile in patients with relapsed/refractory high grade aggressive NHL, as of May 31, 2022 data-cut date

ADI-001 received FDA Fast Track Designation

Strong balance sheet with $304.3 million in cash and cash equivalents, as adjusted for anticipated proceeds from at-the-market transaction

REDWOOD CITY, Calif. and BOSTON – August 10, 2022 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing first-in-class allogeneic gamma delta CAR T cell therapies for cancer, today reported financial results and operational highlights for the second quarter ended June 30, 2022.

“During the second quarter of 2022, we made significant progress, achieving a number of clinical and regulatory milestones,” said Chen Schor, President and Chief Executive Officer at Adicet Bio. “We are particularly pleased with the positive clinical data from our lead product candidate ADI-001 presented at ASCO in June, and the Fast Track Designation by the FDA. We are excited to report that we are currently enrolling patients to dose level 4 (DL4) and are on track to potentially initiate at least one pivotal study during the first half of 2023. Our pipeline of preclinical programs is advancing, and we look forward to providing a more comprehensive update on several preclinical programs during the second half of 2022. With $304 million in cash and cash equivalents, as adjusted for the at-the-market transaction, we are capitalized into the first half of 2025 and expect to meet several meaningful milestones along the way, including during the second half of this year.”

Second Quarter 2022 and Recent Operational Highlights:

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Received FDA Fast Track Designation for lead candidate ADI-001. In April, Adicet announced the U.S. Food and Drug Administration (FDA) granted Fast Track Designation to ADI-001, an investigational therapy targeting CD20 for the potential treatment of relapsed or refractory B-cell Non-Hodgkin’s lymphoma (NHL).
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Presented positive preclinical data at the ISCT Annual Meeting. In May, Adicet announced data from a preclinical evaluation of ADI-001 at the

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International Society for Cell and Gene Therapy (ISCT) Annual Meeting. The preclinical data showed that ADI-001 exhibited robust in vitro and in vivo tumor growth inhibition in multiple human lymphoma cell lines, with adaptive and innate activation pathways contributing to its anti-tumor activity. These cells demonstrated superior resilience to host versus graft targeting when compared to common gene-edited approaches.
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Presented positive interim data from the Phase 1 study of ADI-001 at the 2022 ASCO Annual Meeting. During the second quarter, Adicet presented positive data from the Phase 1 study of ADI-001 at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting. As of the May 31, 2022 data-cut date, ADI-001 demonstrated 75% complete response (CR) and objective response rate (ORR) across all dose levels with favorable safety and tolerability profile in patients with relapsed/refractory high grade aggressive NHL.
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Future development plans for ADI-001. In June, Adicet announced that given the safety profile to date, the Phase 1 study protocol was amended to include a new dose level – dose level 4 (DL4) (1E9 CAR+ cells) and a potential ADI-001 consolidation dosing at dose level 3 to finalize the recommended Phase 2 dose in the second half of 2022. The Company plans to provide at least one additional clinical update for the ADI-001 Phase 1 study in the second half of 2022. The Company also announced that it expects to discuss with the U.S. FDA and the European Medicines Agency (EMA) the design of two pivotal intent studies and a potential path to support a Biologics License Application (BLA) and Marketing Authorization Application (MAA) for ADI-001 and initiate at least one potentially pivotal study in the first half of 2023.
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Moved Research & Development (R&D) operations to Redwood City, California; Establishing in-house manufacturing capacity. Adicet completed the move of its California operations to Redwood City, California for the purpose of establishing in-house manufacturing capabilities in the Redwood City facility to enable manufacturing for early clinical development of its potential clinical candidates. The manufacturing areas of the facility are expected to be operational in the fourth quarter of 2022.

Financial Results for Second Quarter 2022:

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R&D Expenses: R&D expenses were $16.2 million for the three months ended June 30, 2022, compared to $10.6 million during the same period in 2021. The $5.6 million increase is primarily driven by a $2.5 million increase in payroll and personnel expenses resulting from an increase in headcount, a $1.4 million increase in contract manufacturing organization and other externally conducted R&D expense and a $0.7 million increase in contract research organization

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expense related to the Company’s Phase 1 trial. Payroll and personnel expenses for the three months ended June 30, 2022, includes $1.9 million of non-cash stock-based compensation expense compared to $0.8 million during the same period in 2021.
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General and Administrative (G&A) Expenses: G&A expenses were $6.5 million for the three months ended June 30, 2022, compared to $5.0 million during the same period in 2021. The $1.5 million increase is primarily driven by an increase of $1.1 million of payroll and personnel expenses, which was partially offset by a $0.2 million decrease in professional service fees and a $0.2 million decrease in lab fees. Payroll and personnel expenses for the three months ended June 30, 2022, includes $2.4 million of non-cash stock-based compensation expense compared to $1.8 million during the same period in 2021.
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Net Loss: Net loss attributable to common shareholders for the three months ended June 30, 2022 was $22.5 million, or a net loss of $0.56 per basic and diluted share, including non-cash stock-based compensation expense of $4.3 million, as compared to a net loss of $10.9 million during the same period in 2021, or a net loss of $0.34 per basic and diluted share, including non-cash stock-based compensation expense of $2.7 million.
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Cash Position: Cash and cash equivalents were $260.6 million as of June 30, 2022, compared to $277.5 million as of December 31, 2021. On August 9, 2022, the Company sold an aggregate of 2,611,723 shares of the Company’s common stock at a purchase price of $17.23 per share under its existing at-the-market agreement. This resulted in aggregate gross proceeds to the Company of approximately $45.0 million, before deducting sales agent fees and expenses payable by the Company. The Company expects that current cash and cash equivalents of $304.3 million, adjusted for sales agent fees from the at-the-market transaction, will be sufficient to fund its operating expenses into the first half of 2025.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like targeting moieties to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable

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activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to, preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001, potential safety, tolerability and therapeutic effects of ADI-001 and the planned release of interim clinical data from the Phase 1 trial in NHL patients; the advancement of Adicet’s preclinical pipeline programs; the launch of in-house manufacturing capabilities in Adicet’s Redwood City facility; and Adicet’s growth as a company and expectations regarding its uses of capital, expenses, future accumulated deficit and financial results, including the expected cash runway. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to our clinical trials, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy, including obtaining the requisite regulatory approvals on the expected timing, if at all; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

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abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com

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ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue—related party	$—	$4,814	$24,990	$833
Operating expenses:
Research and development	16,178	10,616	29,661	22,359
General and administrative	6,529	5,025	13,330	10,655
Total operating expenses	22,707	15,641	42,991	33,014
Loss from operations	(22,707)	(10,827)	(18,001)	(32,181)
Interest income	325	9	357	50
Interest expense	(18)	(51)	(36)	(101)
Other expense, net	(138)	(62)	(240)	(66)
Loss before income tax provision (benefit)	(22,538)	(10,931)	(17,920)	(32,298)
Income tax provision (benefit)	—	(77)	—	(125)
Net loss	$(22,538)	$(10,854)	$(17,920)	$(32,173)
Net loss, basic and diluted	$(0.56)	$(0.34)	$(0.45)	$(1.11)
Weighted-average common shares used in computing net loss per share, basic and diluted	40,075,060	31,824,405	39,975,503	28,977,993
Other comprehensive loss:
Unrealized loss on marketable debt securities, net of tax	—	(2)	—	(24)
Total other comprehensive loss	—	(2)	—	(24)
Comprehensive loss	$(22,538)	$(10,856)	$(17,920)	$(32,197)

ADICET BIO, INC.

Balance Sheet Data

(In thousands)

(unaudited)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$260,642	$277,544
Working capital	247,690	266,121
Total assets	329,904	338,938
Contract liabilities – related party	—	4,805
Accumulated deficit	(186,244)	(168,324)
Total stockholders’ equity	293,267	303,129

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